Exhibit 10.13

SPS Commerce, Inc. Non-Employee Director Compensation Policy

Each non-management director of SPS Commerce, Inc. (the “Company”) will receive:

•	An initial stock option grant to purchase up to $111,000 of shares of our common stock in connection with appointment to the board calculated as the grant date fair value of the option computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. Each grant will vest in equal monthly installments over three years for so long as the director remains a member of the board.

•	An annual stock option grant to purchase up to $46,175 of common stock on the date of each annual meeting of stockholders at which the director is elected to the board or continues to serve as a director calculated as the grant date fair value of the option computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. Each grant will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the director remains a member of the board as of the vesting date.

•	An annual restricted stock grant to acquire up to $46,175 of restricted common stock on the date of each annual meeting of stockholders at which the director is elected to the board or continues to serve as a director calculated by dividing this amount by the closing sale price for a share of the Company’s common stock on the Nasdaq Global Market on the date of the Company’s annual meeting of stockholders. Vests in four equal installments on the last day of each fiscal quarter with the first vesting occurring on June 30 of the year, provided the recipient remains a member of the board as of the vesting date.

•	An annual retainer of $27,500.

Each non-management director of the Company that chairs of a committee will receive an annual fee as follows:

Committee Chair	Annual Cash Fee
Audit	$15,000
Compensation	$10,000
Nominating and Governance	$6,800

Each non-management director of the Company, other than the chair, that serves on a committee will receive an annual fee as follows:

Non-Chair Committee Members	Annual Cash Fee
Audit	$5,000
Compensation	$4,000
Nominating and Governance	$2,700

The chairman of the Company’s board of directors will receive an additional annual fee of $12,000.